News Release

For Immediate Release:	For More Information, Contact:
April 26, 2023	Elaine Pozarycki
984-900-2457

First Bancorp Reports First Quarter Results

SOUTHERN PINES, N.C. - First Bancorp (the "Company") (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $15.2 million, or $0.37 per diluted common share, for the three months ended March 31, 2023 compared to $38.4 million, or $1.08 per diluted common share for the three months ended December 31, 2022 ("linked quarter") and $34.0 million, or $0.95 per diluted common share, recorded in the first quarter of 2022.

The primary driver of the reduced earnings for the first quarter of 2023 as compared to the linked quarter and the same period last year was the charges associated with the Company's acquisition of GrandSouth Bancorporation ("GrandSouth") on January 1, 2023, including merger expenses totaling $12.2 million and a one-time loan loss provision of $12.2 million to establish an initial allowance for credit losses for acquired loans in accordance with our CECL model. Generally, comparisons for the financial periods presented are significantly impacted by the GrandSouth acquisition which contributed $1.02 billion in loans and $1.05 billion in deposits. Eight new branch offices were added throughout South Carolina with the acquisition and core processing systems were converted during the quarter.

Richard H. Moore, CEO and Chairman of the Company, stated, "During a quarter with heightened market volatility and the acquisition and conversion of GrandSouth, we nevertheless grew loans and deposits organically, improved our credit quality, and increased our liquidity position. Our focus on balance sheet management has ensured that we are optimally positioned to weather the uncertain economic environment. We continue to value the strong deposit base we have cultivated throughout our footprint over the course of our 88-year history as we welcome our newest First Bank customers in South Carolina."

First Quarter 2023 Highlights

•Loans totaled $7.8 billion at March 31, 2023, with acquired balances contributing $1.02 billion to first quarter growth; organic growth was $113.7 million for an annualized growth rate (exclusive of acquired loans) of 5.9%.
•Total deposits, exclusive of acquired balances of $1.05 billion, grew $95.2 million for the quarter, an annualized organic growth rate (exclusive of acquired deposits) of 3.7%.
•Tax equivalent net interest margin remained essentially flat with the linked quarter at 3.31% with higher loan yields and increased loan discount accretion offsetting higher cost of funds.
•Total loan yield increased to 5.22%, up 60 basis points from the linked quarter, with accretion on purchased loans contributing 21 basis points to loan yield; market rate increases and improved pricing on new loans also contributed to the higher yields.
•Total cost of funds increased to 0.94%, up 58 basis points from the linked quarter, with increases in both deposit costs and borrowing costs related to higher market rates.

•Liquidity ratio increased to 26.2% at March 31, 2023 and was in excess of 30% when including available off-balance sheet sources.
•Credit quality continues to be strong with decreases in nonperforming assets ("NPA") for the fifth straight quarter. The NPA to total assets ratio declined to 0.25% as of March 31, 2023 from 0.46% for the comparable period of 2022.
•Capital remains strong with a total common equity tier 1 ratio of 12.03% and a total risk-based capital ratio of 14.33% as of March 31, 2023.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2023 was $92.5 million, a 20.3% increase from the $76.9 million recorded in the first quarter of 2022 and a 9.6% increase from the linked quarter. The increase in net interest income from the prior year period was due in large part to higher earning assets related to both organic growth and the GrandSouth acquisition. Average interest-earning assets for the first quarter of 2023 increased 16.5% from the comparable period of the prior year, with growth primarily in loans.

Also contributing to the increase in net interest income year-over-year was the higher net interest margin ("NIM"). The Company’s tax-equivalent NIM (calculated by dividing tax-equivalent net interest income by average earning assets) for the first quarter of 2023 was 3.31% compared to 3.21% for the first quarter of 2022. The higher NIM was driven by the increase in market interest rates between periods with loan yields increasing from 4.30% for the first quarter of 2022 to 5.22% for the current period. Partially offsetting the rise in asset yields was the increase in total cost of funds which was 0.94% for the quarter ended March 31, 2023, up from 0.36% in the linked quarter and 0.10% in the same period in the prior year.

	For the Three Months Ended
YIELD INFORMATION	March 31, 2023	December 31, 2022	March 31, 2022

Yield on loans	5.22%	4.62%	4.30%
Yield on securities	1.78%	1.74%	1.76%
Yield on other earning assets	3.47%	3.05%	0.55%
Yield on all interest-earning assets	4.16%	3.64%	3.27%

Rate on interest bearing deposits	1.19%	0.44%	0.12%
Rate on other interest-bearing liabilities	5.34%	4.58%	2.77%
Rate on all interest-bearing liabilities	1.46%	0.60%	0.15%
Total cost of funds	0.94%	0.36%	0.10%

Net interest margin (1)	3.28%	3.29%	3.18%
Net interest margin - tax-equivalent (2)	3.31%	3.32%	3.21%
Average prime rate	7.69%	6.82%	3.29%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. The tax-equivalent amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

Included in interest income for the first quarter of 2023 was total loan discount accretion of $3.6 million, compared to $1.3 million for the linked quarter and $2.3 million for the first quarter of 2022. The increase in loan discount accretion was related to the GrandSouth acquisition and had a 13 basis point positive impact on the Company's NIM in the first quarter of 2023 compared to accretion contributing 5 basis points and 10 basis points, respectively, to NIM for the linked quarter and the prior year quarter.

The following table presents the impact to net interest income of the purchase accounting adjustments for each period.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	March 31, 2023	December 31, 2022	March 31, 2022

Interest income - increased by accretion of loan discount on acquired loans	$3,118	886	1,671
Interest income - increased by accretion of loan discount on retained portions of SBA loans	448	427	667
Total interest income impact	3,566	1,313	2,338
Interest expense - (increased) reduced by (discount accretion) premium amortization of deposits	(1,019)	70	234
Interest expense - increased by discount accretion of borrowings	(82)	(64)	(73)
Total net interest expense impact	(1,101)	6	161
Total impact on net interest income	$2,465	1,319	2,499

Provision for Credit Losses and Credit Quality

For the three months ended March 31, 2023, the Company recorded $11.5 million in provision for loan losses which is compared to a provision of $3.5 million for the first quarter of 2022. The provision for the current quarter was directly related to a one-time provision of $12.2 million for non-credit deteriorated loans acquired from GrandSouth, partially offset by fluctuations in our CECL model calculation for loan balance changes and updated economic forecasts during the first quarter of 2023.

Also related to the GrandSouth acquisition, the Company recorded $1.1 million in provision for unfunded commitments during the first quarter of 2023. The reserve for unfunded commitments totaled $14.4 million at March 31, 2023 and is included in the line item "Other Liabilities".

Asset quality remained strong with annualized net loan charge-offs of 0.09% for the first quarter of 2023. Total NPAs amounted to $31.1 million at March 31, 2023, or 0.25% of total assets, down from $38.3 million at the end of the linked quarter, and $48.9 million, or 0.46% of total assets, at March 31, 2022. The decline was due in part to the Company's adoption of ASU 2022-02 which eliminated the accounting for troubled debt restructurings and replaced it with disclosures for loan modification to borrowers experiencing financial difficulty as presented in the following table.

ASSET QUALITY DATA ($ in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Nonperforming assets
Nonaccrual loans	$28,059	28,514	33,460
Troubled debt restructurings - accruing (1)	—	9,121	12,727
Modifications to borrowers in financial distress	2,224	—	—
Total nonperforming loans	30,283	37,635	46,187
Foreclosed real estate	789	658	2,750
Total nonperforming assets	$31,072	38,293	48,937

Asset Quality Ratios
Quarterly net charge-offs (recoveries) to average loans - annualized	0.09%	(0.02)%	0.01%
Nonperforming loans to total loans	0.39%	0.56%	0.76%
Nonperforming assets to total assets	0.25%	0.36%	0.46%
Allowance for credit losses to total loans	1.36%	1.36%	1.35%

(1) The Company implemented ASU 2022-02 effective January 1, 2023 eliminating TDR accounting.

Noninterest Income

Total noninterest income for the first quarter of 2023 was $13.5 million, a 29.7% decrease from the $19.3 million recorded for the first quarter of 2022 and a 7.0% decrease from the linked quarter. The primary factors driving fluctuations among the periods presented were as follows:

•Fluctuations in "Service charges on deposit accounts" between periods were driven by increases in the number of new customers and transaction accounts related to the GrandSouth acquisition, combined with continued organic growth in transaction accounts. Partially offsetting the growth as compared to the linked quarter were lower NSF charges as the Company discontinued charging consumers for this service effective February 1, 2023.
•Fluctuations in "Other service charges, commissions and fees" were related to higher volumes of activity in each period offset by lower interchange fees beginning in July 2022 as a result of the Durbin Amendment limitations becoming applicable to the Company.
•Fees from presold mortgages amounted to $0.4 million for the first quarter of 2023, a decrease of 63.8% from the $1.1 million recorded in the first quarter of 2022 and an increase of $0.3 million over the linked quarter. Mortgage loan refinancing and origination volumes continued to be low in the first quarter of 2023 in large part due to increases in mortgage interest rates since early 2022.
•SBA loan sale gains amounted to $0.3 million for the first quarter of 2023 compared to $3.3 million in the first quarter of 2022 and $0.5 million for the linked quarter. The decrease was related to slower loan originations and the lower premiums available on SBA loan sales given the current market interest rates, resulting in the Company retaining a higher percentage of originations in the first quarter of 2023.
•Other gains for both the linked quarter and the prior year quarter included death benefits realized on bank-owned life insurance policies. There were no large or unusual transactions in the first quarter of 2023 giving rise to gains or losses.

Noninterest Expenses

Noninterest expenses amounted to $74.2 million for the first quarter of 2023 compared to $45.7 million for the linked quarter and $51.5 million for the first quarter of 2022. The 62.5% increase in noninterest expenses from the linked quarter and the 44.1% increase from the prior year period were driven by merger and acquisition expenses of $12.2 million and higher intangible amortization resulting from the GrandSouth acquisition.

In addition to direct merger-related expenses, the Company realized higher salary and benefit expenses and occupancy expenses related to the eight acquired GrandSouth branch locations and related branch and support personnel. Other operating expenses increased $9.0 million for the quarter ended March 31, 2023 as compared to the linked quarter and $5.8 million from the prior year quarter. The primary factors driving increases between the periods included:
•A one-time charge of $2.4 million for the estimated termination costs associated with the Company's pension plan which we anticipate exiting during the fourth quarter of 2023.
•Accrual adjustments in the fourth quarter of 2022 of approximately $3.6 million, primarily related to reversal of expired Mastercard Rewards Points, which reduced expenses in that period thus contributing to the increase between periods.
•Increases in the first quarter of 2023 for data processing, software expense, advertising and FDIC insurance related to the GrandSouth acquisition, including the transition of new customers and integration of core processing systems.

Balance Sheet

Total assets at March 31, 2023 amounted to $12.4 billion, growing approximately 16% from both the linked quarter and a year earlier. The growth was driven by the acquisition of GrandSouth, combined with organic loan and deposit growth during the quarter. Quarterly average balances for key balance sheet accounts are presented below.

	For the Three Months Ended
AVERAGE BALANCES ($ in thousands)	March 31, 2023	December 31, 2022	March 31, 2022	Change 1Q23 vs 1Q22
Total assets	$12,042,298	10,579,187	10,564,419	14.0%
Investment securities	3,321,240	3,325,652	3,283,845	1.1%
Loans	7,728,424	6,576,415	6,051,487	27.7%
Earning assets	11,428,789	10,161,108	9,814,193	16.5%
Deposits	10,216,908	9,275,909	9,220,352	10.8%
Interest-bearing liabilities	6,866,646	5,779,958	5,852,296	17.3%
Shareholders’ equity	1,273,435	1,003,031	1,210,122	5.2%

Total investment securities of $2.8 billion at March 31, 2023 were fairly consistent with year end and decreased $401.1 million from March 31, 2022. The decline in investment securities from the prior year was due in large part to the utilization of cash flows from amortizing investments to fund loan growth and fluctuations in deposits. The unrealized loss on available for sale securities totaled $408.7 million, representing an improvement of $35.3 million from year end related to favorable movements in market rates. The Company has the intent and ability to hold investments with unrealized losses until maturity or recovery of the amortized cost as market conditions change.

Total loans amounted to $7.8 billion at March 31, 2023, an increase of $1.7 billion, or 28.6%, from March 31, 2022, and total loan growth of $1.1 billion from year end. Exclusive of the GrandSouth acquisition, organic growth was $113.7 million for the first quarter of 2023, representing an annualized growth rate of 5.9%. Our total loan portfolio mix has remained fairly consistent and we have no notable concentrations in geographies or industries, including in office or hospitality categories.

	March 31, 2023		December 31, 2022		March 31, 2022
($ in thousands)	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Commercial and industrial	$885,032	11%	641,941	9%	603,454	10%
Construction, land development & other land loans	1,092,026	14%	934,176	14%	795,886	13%
Residential (1-4 family) first mortgages	1,386,580	18%	1,195,785	18%	1,045,167	17%
Home equity loans/lines of credit	342,287	4%	323,726	5%	329,348	5%
Commercial real estate - owner occupied	1,200,744	16%	1,036,270	16%	1,007,219	17%
Commercial real estate - non owner occupied	2,825,514	36%	2,473,991	37%	2,227,730	37%
Consumer loans	68,056	1%	60,659	1%	56,822	1%
Loans, gross	7,800,239	100%	6,666,548	100%	6,065,626	100%
Unamortized net deferred loan fees	(1,276)		(1,403)		(928)
Total loans	$7,798,963		6,665,145		6,064,698

Total deposits amounted to $10.4 billion at March 31, 2023, an increase of $987.5 million, or 10.5%, from March 31, 2022 and total deposit growth of $1.1 billion from year end. Exclusive of the GrandSouth acquisition, organic growth was $95.2 million for the first quarter of 2023, representing an annualized growth rate of 3.7%. The Company has a diversified and granular deposit base which has remained stable with continued growth in core deposits, primarily non-interest bearing checking accounts and money market accounts.

At quarter end, non-interest bearing deposits accounted for 36% of total deposits with the change from the linked quarter related to the GrandSouth acquisition. As of March 31, 2023, the estimated total insured or collateralized deposits were approximately 69%.

Our deposit mix has remained fairly consistent historically and has not significantly changed with the addition of GrandSouth as presented in the table below.

	March 31, 2023		December 31, 2022		March 31, 2022
($ in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total
Noninterest-bearing checking accounts	$3,763,637	36%	3,566,003	39%	3,593,642	38%
Interest-bearing checking accounts	1,526,333	15%	1,514,166	16%	1,577,197	17%
Money market accounts	3,126,571	30%	2,416,146	26%	2,636,913	28%
Savings accounts	705,669	7%	728,641	8%	735,659	8%
Other time deposits	624,444	6%	464,343	5%	529,347	6%
Time deposits >$250,000	342,447	3%	276,319	3%	312,389	3%
Total customer deposits	10,089,101	97%	8,965,618	97%	9,385,147	100%
Brokered deposits	283,497	3%	261,911	3%	—	—%
Total deposits	$10,372,598	100%	9,227,529	100%	9,385,147	100%

Capital and Liquidity

The Company remains well-capitalized by all regulatory standards, with an estimated total risk-based capital ratio at March 31, 2023 of 14.33%, down from 14.99% reported at March 31, 2022. This decrease related primarily to asset growth and the GrandSouth acquisition.

The Company has elected to exclude accumulated other comprehensive income (AOCI) related primarily to available for sale securities from common equity tier 1 capital. AOCI is included in the Company’s tangible common equity to tangible assets ratio which was 6.60% at March 31, 2023, an increase of 21 basis points from the linked quarter. AOCI at March 31, 2023 improved $27.9 million compared to December 31, 2022 reflecting the reduction in unrealized loss on available for sale securities from the favorable impact of interest rate changes.

	March 31, 2023 (estimated)	December 31, 2022	March 31, 2022
CAPITAL RATIOS
Tangible common equity to tangible assets (non-GAAP)	6.60%	6.39%	7.17%
Common equity tier I capital ratio	12.03%	13.02%	12.85%
Tier I leverage ratio	10.28%	10.51%	9.60%
Tier I risk-based capital ratio	12.79%	13.83%	13.74%
Total risk-based capital ratio	14.33%	15.09%	14.99%

Liquidity is evaluated as both on-balance sheet (primarily cash and cash-equivalents, unpledged securities, and other marketable assets) and off-balance sheet (readily available lines of credit or other funding sources). We continue to manage our liquidity sources, including unused lines of credit, at levels we believe to be adequate to meet our operating needs in the foreseeable future. The Company's liquidity ratio (net liquid assets as a percent of net liabilities) at March 31, 2023 was in excess of 26%. In addition, we had approximately $786 million in available lines of credit at that date resulting in a total liquidity ratio of 30.5%.

* * *
First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.4 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 118 branches in North Carolina and South Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

Caution about Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED INCOME STATEMENT ($ in thousands, except per share data)
	For the Three Months Ended
	3/31/2023 (unaudited)	12/31/2022 (unaudited)	3/31/2022 (unaudited)
Interest income
Interest and fees on loans	$99,380	76,509	64,202
Interest on investment securities	14,546	14,611	14,258
Other interest income	3,248	1,991	649
Total interest income	117,174	93,111	79,109
Interest expense
Interest on deposits	18,918	6,145	1,771
Interest on borrowings	5,770	2,594	460
Total interest expense	24,688	8,739	2,231
Net interest income	92,486	84,372	76,878
Provision for loan losses	11,451	4,000	3,500
Provision for (reversal of) unfunded commitments	1,051	1,000	(1,500)
Total provision for credit losses	12,502	5,000	2,000
Net interest income after provision for credit losses	79,984	79,372	74,878
Noninterest income
Service charges on deposit accounts	3,894	4,116	3,541
Other service charges, commissions, and fees	5,920	5,094	7,005
Fees from presold mortgage loans	406	151	1,121
Commissions from sales of insurance and financial products	1,306	1,708	945
SBA consulting fees	521	645	780
SBA loan sale gains	255	495	3,261
Bank-owned life insurance income	1,046	967	976
Other gains, net	188	1,382	1,622
Total noninterest income	13,536	14,558	19,251
Noninterest expenses
Salaries expense	29,321	24,652	23,454
Employee benefit expense	6,393	5,353	5,578
Occupancy and equipment related expense	5,067	4,433	4,688
Merger and acquisition expenses	12,182	303	3,484
Intangibles amortization expense	2,145	825	1,017
Foreclosed property net gains	(35)	—	(80)
Other operating expenses	19,102	10,091	13,324
Total noninterest expenses	74,175	45,657	51,465
Income before income taxes	19,345	48,273	42,664
Income tax expense	4,184	9,840	8,695
Net income	$15,161	38,433	33,969

Earnings per common share - diluted	$0.37	1.08	0.95

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$92,486	84,372	76,878
Tax-equivalent adjustment (1)	700	722	697
Net interest income, tax-equivalent	$93,186	85,094	77,575

(1)This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED BALANCE SHEETS ($ in thousands)
	At March 31, 2023 (unaudited)	At December 31, 2022 (audited)	At March 31, 2022 (unaudited)
Assets
Cash and due from banks	$102,691	101,133	124,785
Interest-bearing deposits with banks	610,691	169,185	440,974
Total cash and cash equivalents	713,382	270,318	565,759

Investment securities	2,830,060	2,856,193	3,231,138
Presold mortgages in process of settlement	2,951	1,282	5,672
SBA loans held for sale	2,933	—	3,630

Loans	7,798,963	6,665,145	6,064,698
Allowance for credit losses on loans	(106,396)	(90,967)	(82,069)
Net loans	7,692,567	6,574,178	5,982,629

Premises and equipment	152,790	134,187	135,482
Operating right-of-use lease assets	18,898	18,733	20,380
Intangible assets	518,012	376,938	381,191
Foreclosed properties	789	658	2,750
Bank-owned life insurance	180,730	164,592	164,273
Other assets	250,037	227,970	159,156
Total assets	$12,363,149	10,625,049	10,652,060

Liabilities
Deposits:
Noninterest-bearing checking accounts	3,763,637	3,566,003	3,593,642
Interest-bearing deposit accounts	6,608,961	5,661,526	5,791,505
Total deposits	10,372,598	9,227,529	9,385,147

Borrowings	606,481	287,507	67,415
Operating lease liabilities	19,638	19,391	20,903
Other liabilities	64,471	59,026	61,105
Total liabilities	11,063,188	9,593,453	9,534,570

Shareholders’ equity
Common stock	959,422	725,153	723,441
Retained earnings	654,573	648,418	559,004
Stock in rabbi trust assumed in acquisition	(1,608)	(1,585)	(1,814)
Rabbi trust obligation	1,608	1,585	1,814
Accumulated other comprehensive loss	(314,034)	(341,975)	(164,955)
Total shareholders’ equity	1,299,961	1,031,596	1,117,490
Total liabilities and shareholders’ equity	$12,363,149	10,625,049	10,652,060

First Bancorp and Subsidiaries Financial Summary

	For the Three Months Ended
PERFORMANCE RATIOS (annualized)	March 31, 2023	December 31, 2022	March 31, 2022
Return on average assets (1)	0.51%	1.44%	1.30%
Return on average common equity (2)	4.83%	15.20%	11.38%
Return on average tangible common equity (3)	8.16%	20.96%	16.63%

COMMON SHARE DATA
Cash dividends declared - common	$0.22	0.22	0.22
Stated book value - common	31.72	28.89	31.36
Tangible book value - common (non-GAAP)	19.08	18.34	20.66
Common shares outstanding at end of period	40,986,990	35,704,154	35,639,889
Weighted average shares outstanding - diluted	41,112,692	35,710,941	35,640,978
(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.
(3) Calculated by dividing annualized net income by average tangible common equity.

TREND INFORMATION

	For the Three Months Ended
INCOME STATEMENT ($ in thousands except per share data)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Net interest income - tax-equivalent (1)	$93,186	85,094	86,026	78,939	77,575
Taxable equivalent adjustment (1)	700	722	692	669	697
Net interest income	92,486	84,372	85,334	78,270	76,878
Provision for loan losses	11,451	4,000	5,100	—	3,500
Provision (reversal) for unfunded commitments	1,051	1,000	300	—	(1,500)
Noninterest income	13,536	14,558	16,912	17,264	19,251
Merger and acquisition costs	12,182	303	548	737	3,484
Other noninterest expense	61,993	45,354	48,152	48,661	47,981
Income before income taxes	19,345	48,273	48,146	46,136	42,664
Income tax expense	4,184	9,840	10,197	9,551	8,695
Net income	$15,161	38,433	37,949	36,585	33,969

Earnings per common share - diluted	0.37	1.08	1.06	1.03	0.95

Cash dividends declared per share	0.22	0.22	0.22	0.22	0.22
(1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.